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                                                                 Exhibit 99.6

              KeraVision, Inc. Press Release dated October 22, 1998. KeraVision Announces
Key New Personnel

Company's Initial Product Is a Non-Laser Approach To Permanent Vision
Correction

Fremont, CA (October 22, 1998) -- KeraVision, Inc. (Nasdaq: KERA), which is pioneering a non-laser approach for the correction of low to moderate myopia, announced several key appointments in Canada and the U.S.

The appointments include Richard J. Meader, vice president-quality; Michael E. Allen, director of sales-North America; Gordon A. McLarty, manager of sales-Canada; David Killien, manager of market development-Canada; and Kathleen Edmison, clinical training consultant for Canada.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said,

"KeraVision is strengthening the operations side of our business by creating new positions in the quality, sales and marketing functions. We have selected people for their outstanding experience and education which directly relate to the company's goals."

        Meader, vice president-quality, joins from B. Braun/McGaw Inc., a $350 million-a-year maker of medical device systems for drug delivery and a provider of pharmacy out-source services. During a 23-year tenure with the company, nearly half was spent as vice president-regulatory and quality affairs where he was responsible for introducing the company's Total Quality Management program and instituting efficiencies that reduced quality-related costs by an estimated 30 percent.

        Allen, director of sales-North America, spent eight years with Smith & Nephew's IOPTEX division selling intraocular lenses for cataract surgery and developing and selling practice management programs to ophthalmic surgeons.

        McLarty, sales manager-Canada, spearheaded the launch in Canada of the LASIK vision correction technology, the fastest growing segment of vision correction surgery. From 1991-96, he served as national sales manager first for Chiron Vision Canada and then for Chiron's distributor, SACOR, Inc.

        Killien, business development manager-Canada, introduced the Visx, Inc. excimer laser to Canada as vice president for marketing at Alcon Canada Inc. from 1992-96. He was honored as Visx's leading seller of excimer lasers worldwide in 1994.

        Edmison, clinical training consultant for Canada, served from 1992-97 as part of the Visx team that introduced the excimer laser technology to Canadian surgeons. She previously managed a leading vision correction surgery center in Ottawa.

KeraVision, founded in 1986, is creating a new category of vision correction with its KeraVision Ring, a non-laser treatment that is designed to correct vision especially for people with low to moderate myopia (nearsightedness). Presently under FDA review, this approach is a potential alternative to eyeglasses, contacts and vision surgeries that permanently alter the eye's optical zone. In addition to treating myopia, KeraVision's patented core technology is being developed to possibly treat hyperopia (farsightedness) and astigmatism.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including significant unforeseen delays in the regulatory approval process, changes in regulatory review guidelines, procedures, regulations or administrative interpretations, complications relating to the KeraVision Ring or the surgical procedure, competitive products and technology, market acceptance of the KeraVision Ring, and other risk factors described under the heading "Factors Affecting the Company, Its Business and Its Stock Price" set forth in the company's Annual Report on Form 10-K for the year ended December 31, 1997 and on Form 10-Q for the quarter ended June 30, 1998.

For further information:
Investors:  Mark Fischer-Colbrie (510) 353-3000
Media:  Mick Taylor (510) 353-3075

KeraVision, Inc.
48630 Milmont Drive
Fremont, CA  94538-7353
Fax: (510) 353-3030

www.keravision.com
"Fax on Demand"
(800) 448-8559
KeraVision Ring and
ICR are registered
trademarks or trademarks
of KeraVision, Inc. in
the U.S. and foreign
countries